Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Stein Mart, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-148007, 333-160248, 333-181933) on Form S-8 of Stein Mart, Inc. of our reports dated April 2, 2015, with respect to the consolidated balance sheets of Stein Mart, Inc. and subsidiaries as of January 31, 2015 and February 1, 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the fiscal years ended January 31, 2015 and February 1, 2014, and the effectiveness of internal control over financial reporting as of January 31, 2015, which reports appear in this Form 10-K.

/s/ KPMG LLP

April 2, 2015 Jacksonville, Florida
Certified Public Accountants